Exhibit 23.6

Jones Lang LaSalle Sallmanns Limited 17/F Dorset House Taikoo Place
979 King’s Road Quarry Bay Hong Kong tel +852 2169 6000 fax +852 2169 6001 Licence No: C-030171

31 March 2009
The Board of Directors
SearchMedia International Limited
4B, Ying Long Building
1358 Yan An Road West
Shanghai 200052
The People’s Republic of China
Subject: WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF SEARCHMEDIA INTERNATIONAL LIMITED
Dear Sirs,
We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of SearchMedia International Limited (the “Company”) in the Company’s Registration Statement on Form S-4(together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.
In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company and our valuation reports were only used as part of the Company’s analysis in reaching their conclusion of value.
Yours sincerely,
For and on behalf of
Jones Lang LaSalle Sallmanns Limited
Simon M. K. Chan
Director